EXHIBIT 99.1

United-Guardian Reports Strong 2021 Financial Results

HAUPPAUGE, N.Y., March 17, 2022 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG) reported that net income for FY 2021 increased by 41% over FY 2020, resulting in one of the company’s most profitable years ever. Net sales for the year increased by 27% from $10,986,081 in 2020 to $13,929,629 in 2021, generating net income of $4,658,542 ($1.01 per share) in 2021 compared with $3,304,978 ($0.72 per share) in 2020.

Ken Globus, President of United-Guardian, stated, “With the global economy gradually recovering from the damage caused by the coronavirus pandemic, we have experienced a significant increase in demand for our cosmetic ingredients, with sales of those products increasing by 61% during 2021. While much of the increase was the result of a resurgence of sales into China, we also experienced a significant sales increase in Europe, particularly in the United Kingdom, where sales increased by 42%. At the same time, sales of our pharmaceutical products remained strong, as they have throughout the pandemic, and sales of our medical products increased by 6%. We are hopeful that sales of all these products will continue to grow in 2022. There are several ongoing projects that we hope will enable us to continue to expand our “natural” cosmetic products line, and our R&D department is working closely with both new and existing medical products customers to develop new products for them, which should further increase sales of our water-based medical lubricants. There is general optimism that we are finally through the worst of the pandemic, and that the global economy and the markets for our products will continue to improve. The future seems much brighter than it has in a long time, and we intend to continue working closely with our marketing partners, as well as our customers, to continue to bring new and innovative products to the cosmetic and medical markets.”

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

Contact:	Ken Globus
(631) 273-0900

NOTE: This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause the company’s actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.

FINANCIAL RESULTS FOR THE YEARS ENDED
DECEMBER 31, 2021 AND DECEMBER 31, 2020

STATEMENTS OF INCOME

	Years ended December 31,
	2021	2020

Net sales	$13,929,629	$10,986,081

Costs and expenses:
Cost of sales	5,747,931	4,872,335
Operating expenses	2,035,970	2,026,368
Research and development	478,642	451,208
Total costs and expenses	8,262,543	7,349,911
Income from operations	5,667,086	3,636,170
Other income:
Investment income	233,857	226,245
Net (loss) gain on marketable securities	(23,018)	298,585
Total other income	210,839	524,830

Income before provision for income taxes	5,877,925	4,161,000

Provision for income taxes	1,219,383	856,022
Net income	$4,658,542	$3,304,978

Earnings per common share (basic and diluted)	$1.01	$0.72

Weighted average shares (basic and diluted)	4,594,319	4,594,319

BALANCE SHEET DATA
(condensed)

	December 31,
	2021	2020

Current assets	$11,583,390	$11,246,611
Property, plant, and equipment (net of depreciation)	658,862	673,665
Total assets	12,242,252	$11,920,276

Current liabilities	2,337,761	1,414,285
Deferred income taxes (net)	83,222	151,684
Total Liabilities	2,420,983	1,565,969
Stockholders’ equity	9,821,269	10,354,307
Total liabilities and stockholders’ equity	$12,242,252	$11,920,276